OPERATING AGREEMENT

THIS AGREEMENT, made, entered into this 5th day of January, 2007, which shall be effective on December 29, 2006 (the “Effective Date”), by and between Globalnet Corporation, a Nevada corporation with its principal place of business 2616 South Loop West, Suite 660, Houston, Texas 77054 (hereinafter referred to as "Operator"), and Dibz International, Inc., a Delaware corporation with its principal place of business at 9595 Six Pines - Market Street, Building 8, Level 2, The Woodlands, TX 77380 (hereinafter referred to as "Corporation").

WITNESSETH:

WHEREAS, Operator desires to provide certain services for the Corporation as an independent contractor, with the understanding that Operator shall not be required to devote its full time to the business of the Corporation and shall be free to pursue other personal and business interests.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. ARRANGEMENT. The Corporation hereby contracts for the services of Operator and Provider agrees to provide services as may be requested by the Corporation from time to time during the term of this arrangement in connection with the Corporation's business throughout the United States and world wide ("Operating Arrangement"). Said services shall include, but not be limited to, the items set forth in Section 6 hereto. The intent of the parties under this agreement is to allow purchaser access to excess Operator infrastructure, which such available excess infrastructure may change over time as a result of market, financial and other conditions. Nothing in this agreement shall be construed to require Operator to spend incremental funds to service request of the Corporation.

2. RELATIONSHIP BETWEEN PARTIES. During the term of the Arrangement, Operator shall be deemed to be an independent contractor. Operator shall not be considered as having an employee status vis-a-vis the Corporation, or by virtue of the Operating Arrangement being entitled to participate in any plans, arrangements or distributions by the Corporation pertaining to or in connection with any pension, stock, bonus, profit sharing, welfare benefits, or similar benefits for the regular employees of the Corporation.

3. COMPENSATION FOR THE OPERATING ARRANGEMENT. As part of the Purchase Consideration (as defined in the Asset Purchase Agreement) given by Operator to the Corporation pursuant to the terms set forth in the Asset Purchase Agreement, the Corporation shall be entitled to use up to $50,000 worth of services set forth in Section 6.1 hereto per month, on a non-cumulative basis. In the event that the Corporation shall use in excess of $50,000 per month of such services set forth in Section 6.1, Operator shall supply the Corporation with an invoice of such additional amount.

4. TERM OF ARRANGEMENT. The Arrangement shall begin effective as of the Effective Date and shall continue for a period of thirty-six (36) months from the Effective Date (the "Initial Period").

5. TERMINATION OF THE OPERATING ARRANGEMENT. In the event that Operator shall be unable to continue providing the services set forth in Section 6 hereto, this Agreement may be terminated by the Corporation upon 30 day written notice, provided, however, that the Operator shall give the Corporation, if necessary, the ability to continue using the services set forth in Section 6 hereto for an additional 30 days after the date of termination in order to allow for a transition to another provider. In the event either Operator or the Corporation is a party to any bankruptcy or insolvency proceeding, this Agreement shall become null and void on the date of such filing with any bankruptcy court or other proceeding.

6. SERVICES TO BE PROVIDED

6.1 Provider shall supply Corporation with access to the services of Provider’s telecom network and network operations as set forth on Exhibit A hereto.

6.2  Within the first ninety (90) days after the Effective Date, Provider shall supply Corporation with up to 40 hours of technical support, per month, in connection with Corporation’s use of the services described in Section 6.1 hereto. On the ninetieth day and any date thereafter during the term of this Agreement, Provider shall supply Corporation with up to 20 hours of technical support, per month, in connection with Corporation’s use of the services described in Section 6.1 hereto.

6.3 Provider shall supply Corporation with a working asterisk server in a manner acceptable to the Corporation.

7. NON-SOLICITATION. Corporation recognizes that the services to be performed by Operator hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Operator’s goodwill that Corporation agree, and accordingly, Corporation does hereby agree and covenant, that during the Initial Period, unless this Agreement shall be terminated pursuant to Section 5 hereto, Corporation will not, directly or indirectly, solicit, or cause or authorize, directly or indirectly, to be solicited for employment for or on behalf of himself or third parties, any persons who were at any time during the Initial Period hereunder, employees of Operator (including its present and future subsidiaries and affiliates).

8. NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers first set forth above (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties or that the Corporation has on record for the Operator)

9. BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

10. ENTIRE AGREEMENT. This Agreement, including the agreements incorporated by reference, contains the entire Agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

11. INDEMNIFICATION. Operator hereby agrees to hold harmless and indemnify Corporation from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by Corporation as a result of Operator's breach of any covenant or agreement made herein.

12. SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

13.  SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

14. CHOICE OF LAW. This Agreement shall be interpreted and performed in accordance with the laws of the State of New York, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of New York shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

IN WITNESS WHEREOF, Operator and the Corporation has caused this instrument to be executed in its corporate name by its duly authorized officer, all as of the day and year first above written.

OPERATOR:

Name: Mark Schaftlein
Title: President

CORPORATION:

By:
Name: Mark Wood
Title: Chief Executive Officer

Exhibit A

Price List for Services and Usage Limits

Website Design $4995

        Sign-up and recharge account balance

        Real-time call records

        Transactions history (billing)

        Follow-me, voice-mail box management

        Integration of merchant account (linkpoint)

        Calling Card platform

        AUTO PIN calling

        Web-triggered call back & SMS triggered calls

Changes post signoff will be billed at $125/hour

Website Hosting Fee -- $100 setup / $45 per month

Disk Space -- 150M

60GB Data transfer

SSL Certificate $100 setup $150 / per year

Collocation Fees for Cisco Routers and Asterisk Server

19" Rack - $150 / 6" height

If DC power is required - $15/month per connection

Monthly Date Port usage is determined by maximum data transfer rate (Tx/Rx) based off samples taken every 5 minutes.

$350 / 1000 Kps Peak Usage ($100 Min / month)

$25 per IP / month

* Customer to provide Asterisk server and Cisco Routers

Technical Support is licensed for a fee, DiBZ is allotted hours per the Outsource agreement of:

Customer - non platform related

8 hours / week for customer support

NOC Testing

4 hours / week for new termination testing and setup

Development

0-90 days - 40 hours per month (includes Asterisk and Cisco Router build / configuration)

91+ days - 20 hours per month

Network / Design consultation

Hourly charge

*Hours do not roll over from week to week / month to month.

$250/hour for usage beyond allotment (1 hour min - 30 minute intervals after first hour)

NOTE: The intent of the parties under this agreement is to allow purchaser access to excess Operator infrastructure, which such available excess infrastructure may change over time as a result of market, financial and other conditions. Nothing in this agreement shall be construed to require Operator to spend incremental funds to service request of the Corporation.